EXHIBIT 99.1

RESOLUTION PERFORMANCE PRODUCTS LLC
1600 Smith Street, 24th Floor
Houston, TX 77002
P.O. Box 4500
Houston, TX 77210-4500
Tel 832.366.2300
Fax 832.366.2584
www.resins.com

For Immediate Release	Contact:	Marvin O. Schlanger Chairman and Chief Executive Officer 832-366-2414

Resolution Performance Products LLC Selects New President and Chief Operating Officer

HOUSTON, September 16, 2004. Resolution Performance Products LLC, the world’s leading manufacturer and developer of epoxy resins, today announced that Mr. Layle K. Smith has been selected as President and Chief Operating Officer. Mr. Smith will be responsible for all marketing, purchasing and other operating activities of the Company effective September 20, 2004.

Mr. Smith’s most recent position was as Chief Executive Officer of NxtPhase Corporation, a manufacturer of high voltage digital optical sensors, relays and recorders. Prior to joining NxtPhase Corporation, he was President and Chief Operating Officer of Ballard Power Systems Inc., a producer of fuel cells.

Mr. Smith brings a wealth of chemical industry knowledge to Resolution Performance Products having held a number of positions of increasing responsibility in the Dow Chemical Company including serving as Business Vice-President of Dow’s global specialty chemical business.

Resolution Performance Products is the leading worldwide manufacturer and developer of epoxy resins and is also the leading global manufacturer of Versatic acids and derivatives. Epoxy resins are chemicals primarily used in the manufacture of coatings, adhesives, printed circuit boards, fiber reinforced plastics and construction materials. The Company, with approximately 900 employees, has operations in the United States, Europe and Asia. Additional information about the Company and its financial results and current report filings are available on its web site at www.resins.com under the corporate information heading.

Certain statements in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. The Company can give no assurance that such expectations will prove to be correct. Factors that could cause the Company’s results to differ materially from current expectations include: general economic and business conditions, industry trends, raw material costs and availability, changes in demand for its products, actions of its competitors, substantial indebtedness and the additional factors and risks contained in the Company’s Registration Statement on Form S-4 declared effective on February 4, 2004 (File No. 333-112016) and in its periodic reports filed with the SEC.